CONSENT OF SHAREHOLDER IN LIEU OF MEETING

The undersigned, pursuant to Article III, Section 8 of the Bylaws of AmericaTowne, Inc. (the "Corporation"),
hereby agree to the following action in lieu of meeting:

RESOLVED, that the Corporation ratifies and approves the resignation of YSL & Associates, LLC as its independent registered public accounting firm, and directs Corporate counsel to take any and all necessary reporting action with the United States Securities and Exchange Commission (the "SEC");

RESOLVED, that the Corporation ratifies and approves the engagement of Yichien Yeh, CPA ("Yeh") as the
Corporation's independent registered public accounting firm;

RESOLVED, that upon Yeh's completion of any necessary and required review of the current form of the Form 8-K commonly referred to as a "Super 8-K", the Corporation ratifies and approves Counsel for the Corporation to make any and all necessary modifications, additions or revisions, and in turn, file with the SEC; and

RESOLVED, that all prior actions of the Board of Directors and Officers are ratified as being in the best interests of the Corporation.

These resolutions shall be entered into the books and records of the Corporation.

Dated: September 17, 2014

APPROVED:

Alton Perkins
Yilaime Corporation
Sole Shareholder
By: Alton Perkins
Its: President and Chief Executive Officer